EXHIBIT (5.1)


                     [LETTERHEAD OF U.S. TRUST CORPORATION]


October 5, 1999

The Board of Directors
U.S. Trust Corporation
114 West 47th Street
New York, New York  10036

Ladies and Gentlemen:

I am the duly elected Managing Director and General Counsel of U.S. Trust Corporation, a New York corporation (the "Corporation"). I am delivering this opinion to you in connection with a registration statement (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") on or about October 5, 1999, under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 161,485 common shares of the Corporation, par value $1.00 per share (the "Securities"), and related share purchase rights (the "Rights"), which were acquired by former shareholders (the "Selling Shareholders") of NCT Holdings, Inc., a North Carolina corporation ("NCT"), pursuant to the Agreement and Plan of Merger, dated as of May 14, 1999, among the Corporation, NCT and NCT Holdings Acquisition Company (the "Agreement").

For the purposes of this opinion, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate. I have relied as to certain matters on oral or written statements and representations of officers and other representatives of the Corporation and others whom I believe to be responsible.

Based on and subject to the foregoing, and to the other qualifications and limitations set forth herein, I am of the opinion that:

          (1) The Securities that have been issued and transferred to the Selling Shareholders as of the date hereof have been validly issued, fully paid and nonassessable.

          (2) Assuming that the rights agreement relating to the Rights has been duly authorized, executed and delivered by the rights agent thereunder, the Rights attributable to the Securities have been validly issued, fully paid and nonassessable.

In connection with the opinion set forth in paragraph (2) above, I note that the question of whether the Board of Directors of the Corporation might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of my opinion.

The foregoing opinions are limited to the law of the State of New York and the federal law of the United States. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the use of my name under the heading "Validity of Common Shares" in the prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.




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U.S. Trust Corporation                                                     -2-


This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Richard B. Gross

Richard B. Gross
Managing Director and General Counsel
U.S. Trust Corporation